Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES ANNUAL MEETING DATE AND EXPLORATION OF POTENTIAL MERGER OR SALE OPPORTUNITIES

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is announcing that the Company’s Board of Directors has set April 24, 2026 as its annual meeting date and has decided to pursue the exploration of potential transactions including merger or sale opportunities.

Solitron’s annual meeting has typically been held in January. The delay in the meeting was due to Solitron receiving an unsolicited non-binding acquisition proposal that we thought might be finalized by the end of 2025. The transaction was not finalized before the termination of the potential acquirer’s exclusivity deadline. The process demonstrated to the Board that there is strong demand in the market place for defense related companies and that there could be numerous parties interested in acquiring the Company at a premium to the current share price or being acquired by the Company.

While Solitron has not retained an investment banker as a financial advisor, we will consider doing so in the near future. The Company expects to consider numerous options, including acquisitions, a potential sale of the Company, or a subsidiary, a tender offer, or a special dividend. Tim Eriksen, Chief Executive Offer of Solitron, said, “Over the last ten years, Solitron’s management team, led by Mark Matson, has orchestrated a significant turn-around as reflected by its operating results, the increase in shareholder value and the Company’s current backlog. What was once a stagnant dying enterprise is now a profitable company, we believe with a bright future. We feel that Solitron’s current stock price does not fairly represent the true value of the Company. That’s why we believe the best way to continue to maximize shareholder value is to explore our options, while remaining intensely committed to the satisfaction of our customers and employees.”

Solitron has record level backlog, $28.3 million as of January 31, 2026, and we believe the two major defense programs we serve, AMRAAM and HIMARS, are in strong demand based on recent production increases, substantial foreign sales agreements, and US demand. In addition, there has been a recent resurgence in understanding the important role of SM2/SM6 to our nation’s defense.

Parties interested in acquiring, merging, or being acquired can reach out to the Company by emailing corporate@solitrondevices.com. The Company will set up a data room. There can be no assurance that the review being undertaken will result in a merger, sale, acquisition, tender offer, or special dividend.  The Company does not intend to make further announcements regarding the review unless and until the Board has approved a specific transaction or other course of action requiring disclosure. The Company historical financial information can be found in our SEC filings. To date the Company is not party to any merger, acquisition or sale transaction and there are no assurances that the Company will enter into such transaction, identify any candidates, complete any transaction or any completed transaction will be successful.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures, and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes, and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Solitron, through its wholly owned subsidiary Micro Engineering Inc. (MEI) based in Apopka, Florida, also specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs.  Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results.  MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s  expectations regarding any future acquisition, merger or sale or the ability of the company to negotiate, finance and complete any acquisition, merger or sale.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, which may among other factors be affected by the possibility of reduced government spending on programs in which we participate, inflation, elevated interest rates, adverse trends in the economy and the possibility of a recession the likelihood of which appears to have increased based on recent economic data, the possibility that management’s estimates and assumptions prove to be incorrect; our liquidity and cash position; the demand for our products and potential loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance and which may among other factors be adversely affected by the factors described elsewhere herein, our ability to identify and complete any acquisition or strategic transaction we may pursue and in the event of completion of such transaction, it does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 28, 2025.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of any proposed transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except in accordance with the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com